                                                                     EXHIBIT 1.2
                             (CHINESE CHARACTERS)
         [CHINA EASTERN LOGO] CHINA EASTERN AIRLINES CORPORATION LIMITED
                             (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                            (Stock code: 670)

                      NOTICE OF 2004 ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN THAT the 2004 annual general meeting (the "AGM") of (CHINESE CHARACTERS) (China Eastern Airlines Corporation Limited) (the "COMPANY") will be held at Function Room 2, Grand Ballroom, Shanghai Marriott Hotel Hongqiao (CHINESE CHARACTERS), 2270 Hongqiao Road, Shanghai, the People's Republic of China (the "PRC") at 9:00 a.m. on Thursday, 30th June, 2005 for the purpose of considering the following matters:


                              ORDINARY RESOLUTIONS


1. To consider and approve the report of the board of the directors of the Company (the "BOARD") for the year 2004.

2. To consider and approve the report of the supervisory committee of the Company for the year 2004.

3. To consider and approve the audited financial statements and the auditors' reports for the year 2004.

4. To consider and approve the Company's profit distribution proposal for the year 2004. (Note 1)

5. To consider and approve the re-appointments of Shanghai Zhonghua Certified Public Accountants as the Company's domestic auditors for the financial year ending 31st December, 2005 and PricewaterhouseCoopers, Certified Public Accountants, Hong Kong as the Company's international auditors for the financial year ending 31st December, 2005, and to authorise the Board to determine and finalise their remuneration.

6. To consider and approve the appointment of Mr. Luo Chaogeng (CHINESE CHARACTERS) as a director of the Company with effect from the conclusion of the AGM. (Note 2)

7. To confirm and ratify an agreement of 9th October, 2004 between the Company and Airbus SAS in respect of the purchase by the Company of twenty Airbus A330 aircraft (with engines) from Airbus SAS, an agreement of 16th March, 2005 between the Company and Airbus SAS in respect of the purchase by the Company of five Airbus A319 aircraft (with engines) from Airbus SAS, and an agreement of 21st April, 2005 between the Company and Airbus SAS in respect of the purchase by the Company of fifteen Airbus A320 series aircraft (comprising eleven Airbus A321 aircraft and four Airbus A320 aircraft) (with engines) from Airbus SAS, and all transactions thereunder, details of all of which are set out in the announcements dated 13th October, 2004, 17th March, 2005 and 21st April, 2005, respectively, issued by the Company.

8. To consider, approve, confirm and ratify a conditional acquisition agreement dated 12th May, 2005 (the "ACQUISITION AGREEMENT"), a copy of which will be produced to the AGM marked "A" and initialed by the Chairman of the AGM for the purpose of identification, entered into among the Company, (CHINESE CHARACTERS) (China Eastern Air Holding Company), (CHINESE CHARACTERS) (China Eastern Air Northwest Company) and (CHINESE CHARACTERS) (China Eastern Air Yunnan Company) and all transactions thereunder, details of which are set out in the announcement dated 12th May, 2005 (the "ANNOUNCEMENT") issued by the Company under the section headed "Proposed Acquisition"; and to authorise any director of the Company to sign all such documents and/or do all such things and acts as he may consider necessary or expedient and in the interest of the Company for the purpose of effecting or otherwise in connection with all transactions contemplated under the Acquisition Agreement or any matter incidental thereto.

9. To consider, approve, confirm and ratify a conditional property leasing agreement dated 12th May, 2005 (the "PROPERTY LEASING AGREEMENT"), a copy of which will be produced to the AGM marked "B" and initialed by the Chairman of the AGM for the purpose of identification, entered into among the Company, (CHINESE CHARACTERS) (China Eastern Air Holding Company), (CHINESE CHARACTERS) (China Eastern Air Northwest Company) and (CHINESE CHARACTERS) (China Eastern Air Yunnan Company) and all transactions thereunder and the associated maximum aggregate annual values in respect of such transactions as determined pursuant to and for the purpose of the connected transaction regulatory requirements under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "LISTING RULES"), details of all of which are set out in the Announcement under the paragraph headed "Continuing Connected Transactions - Property leasing"; and to authorise any director of the Company to sign all such documents and/or do all such things and acts as he may consider necessary or expedient and in the interest of the Company for the purpose of effecting or otherwise in connection with all transactions contemplated under the Property Leasing Agreement or any matter incidental thereto.

10. To consider, approve, confirm and ratify a conditional financial services agreement dated 12th May, 2005 (the "FINANCIAL SERVICES AGREEMENT"), a copy of which will be produced to the AGM marked "C" and initialed by the Chairman of the AGM for the purpose of identification, entered into between the Company and (CHINESE CHARACTERS) (Eastern Air Group Finance Company Limited) and all transactions thereunder in relation to the provision of deposit and other financial services other than the provision of loan and financing services and the relevant associated maximum aggregate annual values in respect of such transactions as determined pursuant to and for the purpose of the connected transaction regulatory requirements under the Listing Rules, details of all of which are set out in the Announcement under the paragraph headed "Continuing Connected Transactions - Financial services"; and to authorise any director of the Company to sign all such documents and/or do all such things and acts as he may consider necessary or expedient and in the interest of the Company for the purpose of effecting or otherwise in connection with all transactions contemplated under the Financial Services Agreement or any matter incidental thereto.

11. To consider, approve, confirm and ratify a conditional import and export agency agreement dated 12th May, 2005 (the "IMPORT AND EXPORT AGENCY AGREEMENT"), a copy of which will be produced to the AGM marked "D" and initialed by the Chairman of the AGM for the purpose of identification, entered into between the Company and (CHINESE CHARACTERS) (Eastern Aviation Import & Export Company) and all transactions thereunder and the associated maximum aggregate annual values in respect of such transactions as determined pursuant to and for the purpose of the connected transaction regulatory requirements under the Listing Rules, details of all of which are set out in the Announcement under the paragraph headed "Continuing Connected Transactions - Import/ export agency services"; and to authorise any director of the Company to sign all such documents and/or do all such things and acts as he may consider necessary or expedient and in the interest of the Company for the purpose of effecting or otherwise in connection with all transactions contemplated under the Import and Export Agency Agreement or any matter incidental thereto.

12. To consider, approve, confirm and ratify a conditional maintenance services agreement dated 12th May, 2005 (the "MAINTENANCE SERVICES AGREEMENT"), a copy of which will be produced to the AGM marked "E" and initialed by the Chairman of the AGM for the purpose of identification, entered into between the Company and (CHINESE CHARACTERS) (Shanghai Eastern Aviation Equipment Manufacturing Corporation) and all transactions thereunder and the associated maximum aggregate annual values in respect of such transactions as determined pursuant to and for the purpose of the connected transaction regulatory requirements under the Listing Rules, details of all of which are set out in the Announcement under the paragraph headed "Continuing Connected Transactions - Maintenance services"; and to authorise any director of the Company to sign all such documents and/or do all such things and acts as he may consider necessary or expedient and in the interest of the Company for the purpose of effecting or otherwise in connection with all transactions contemplated under the Maintenance Services Agreement or any matter incidental thereto.

13. To consider, approve, confirm and ratify the conditional catering services agreements dated 12th May, 2005 (the "CATERING SERVICES AGREEMENTS"), copies of all of which will be produced to the AGM marked "F" and initialed by the Chairman of the AGM for the purpose of identification, entered into between the Company, on the one hand, and various subsidiaries or associates of (CHINESE CHARACTERS) (China Eastern Air Holding Company), on the other hand, and all transactions thereunder and the associated maximum aggregate annual values in respect of such transactions as determined pursuant to and for the purpose of the connected transaction regulatory requirements under the Listing Rules, details of all of which are set out in the Announcement under the paragraph headed "Continuing Connected Transactions - Catering services"; and to authorise any director of the Company to sign all such documents and/or do all such things and acts as he may consider necessary or expedient and in the interest of the Company for the purpose of effecting or otherwise in connection with all transactions contemplated under the Catering Services Agreements or any matter incidental thereto.

14. To consider, approve, confirm and ratify the conditional sales agency services agreements dated 12th May, 2005 (the "SALES AGENCY SERVICES AGREEMENTS"), copies of all of which will be produced to the AGM marked "G" and initialed by the Chairman of the AGM for the purpose of identification, entered into between the Company, on the one hand, and various subsidiaries or associates of (CHINESE CHARACTERS) (China Eastern Air Holding Company), on the other hand, and all transactions thereunder and the associated maximum aggregate annual values in respect of such transactions as determined pursuant to and for the purpose of the connected transaction regulatory requirements under the Listing Rules, details of all of which are set out in the Announcement under the paragraph headed "Continuing Connected Transactions - Sales agency services"; and to authorise any director of the Company to sign all such documents and/or do all such things and acts as he may consider necessary or expedient and in the interest of the Company for the purpose of effecting or otherwise in connection with all transactions contemplated under the Sales Agency Services Agreements or any matter incidental thereto.

15. To consider, approve, confirm and ratify a conditional advertising services agreement dated 12th May, 2005 (the "ADVERTISING SERVICES AGREEMENT"), a copy of which will be produced to the AGM marked "H" and initialed by the Chairman of the AGM for the purpose of identification, entered into between the Company and (CHINESE CHARACTERS) (Shanghai Eastern Aviation Advertising Company Limited) and all transactions thereunder and the associated maximum aggregate annual values in respect of such transactions as determined pursuant to and for the purpose of the connected transaction regulatory requirements under the Listing Rules, details of all of which are set out in the Announcement under the paragraph headed "Continuing Connected Transactions - Advertising services"; and to authorise any director of the Company to sign all such documents and/or do all such things and acts as he may consider necessary or expedient and in the interest of the Company for the purpose of effecting or otherwise in connection with all transactions contemplated under the Advertising Services Agreement or any matter incidental thereto.

16.  To consider and approve other necessary matters, if any.


                               SPECIAL RESOLUTION

1. To consider and approve, by way of a special resolution, the following resolution:

     "THAT the articles of association of the Company (the "Articles") be amended as follows:

     (i) ARTICLE 52 of the Articles shall be amended by adding the following new paragraph as the first paragraph of Article 52:

               "A controlling shareholder or an actual controlling person of the Company owns fiduciary duties to the Company and its public shareholders. A controlling shareholder shall exercise the rights as an investor in strict compliance with the laws. A controlling shareholder may not (1) prejudice the legal rights and interests of the Company and its public shareholders by means of connected transaction, distribution of profits, restructuring of assets, external investment, appropriation of funds, loan guarantee etc., or (2) prejudice the interests and rights of the Company and its public shareholders by abusing its controlling position."

     (ii) ARTICLE 60 of the Articles shall be amended by adding the following two new paragraphs as the second and the third paragraphs, respectively, of Article 60:

               "A proposal for consideration at a shareholders' general meeting shall meet the following requirements:

               (1) its content does not contravene the laws, regulations and these articles of association and falls within the scope of the duties and responsibilities of the shareholders' general meeting;

               (2) there is definite topic(s) and specific matter(s) for resolution; and

               (3) it is submitted or delivered to the board of directors in writing.

               The board of directors shall examine each proposal for consideration at a shareholders' general meeting in the best interests of the Company and shareholders."

     (iii) The following new article shall be added as ARTICLE 64(A) of the Articles immediately after Article 64:

               "The board of directors shall determine the record date with respect to a shareholders' general meeting. The shareholders recorded on the Company's register of shareholders as of the record date are entitled to attend the relevant shareholders' general meeting. The shareholders who intend to attend a shareholders' general meeting shall make registration on such date and at such venue as designated in the relevant notice."

     (iv) ARTICLE 72 of the Articles shall be amended by adding the following new paragraph as the first paragraph of Article 72:

               "The shareholders' general meeting shall take a vote on each of the matters for its consideration."

     (v) ARTICLE 73 of the Articles shall be amended by adding the following two new paragraphs as the second last paragraph and the last paragraph, respectively, of Article 73:

               "The Company shall increase the attendance of the public shareholders at shareholders' general meetings by various means including the use of modern information technologies (for example, online voting facilities), provided that: (1) it is permissible under all applicable laws and regulations and/or is acceptable to relevant regulatory authorities as well as complies with satisfies all relevant rules; and (2) the legality and validity of a shareholders' general meeting is assured.

               Subject to all applicable laws and regulations, the board of directors, independent directors and qualified shareholders may solicit proxies from shareholders to vote at a shareholders' general meeting. No consideration shall be paid for any proxy and adequate information should be furnished to the shareholders whose proxies are solicited. Information so furnished must be previously published information which remains accurate and is not misleading at the time it is quoted. The shareholders whose proxies are solicited should be encouraged to consult professional advisers."

     (vi) The following two new articles shall be added as Articles 78(A) and 78(B) of the Articles immediately after Article 78:

        "78(A) Subject to these articles of association, all applicable laws and regulations and/or other rules or requirements that may be promulgated by relevant authorities from time to time, implementation of or application for any of the following matters requires approval by the shareholders' general meeting and approval by votes representing more than half of the voting rights held by public shareholders who vote at the meeting:

               (1) the Company's follow-on public offering (including offering of Overseas-Listed Foreign-Invested Shares or other equity securities), offering of convertible bonds and rights issue (except a controlling shareholder undertakes prior to the meeting to subscribe for the rights issue shares wholly in cash);

               (2) restructuring of material assets with the total consideration for the assets acquired equal to or exceeding 120% of the audited book value of such assets;

               (3) repayment of debts owed by a shareholder to the Company with equity shares of the Company;

               (4) overseas listing of a subsidiary of the Company that has material effect on the Company; and

               (5) matters relating to the development of the Company that have material effect on the interests and rights of the public shareholders.

               If a shareholders' general meeting is convened in connection with any of the above matters, the Company shall provide the shareholders with online voting facilities, provided that it is permissible under all applicable laws and regulations and/or acceptable to relevant regulatory authorities as well as complies with and satisfies all relevant rules.

        "78(B) Under any of the above circumstances, after giving notices of meeting of shareholders, the Company shall publicly announce a notice of meeting of shareholders within 3 days after the relevant record date."

     (vii) ARTICLE 81 of the Articles shall be amended by adding the following new paragraph as the second paragraph of Article 81:

               "Public announcements shall be made with respect to the resolutions of the shareholders' general meeting in accordance with the relevant regulations."

     (viii) The title of CHAPTER 10 of the Articles shall be amended to read as "Board of Directors and Independent Directors".

     (ix) ARTICLE 94 of the Articles shall be amended by deleting therefrom the second paragraph reading as follows:

               "The board of directors shall have at least three (3) independent directors. Independent directors are directors who do not hold any position in the Company other than as directors and do not maintain with the Company and its substantial shareholders any connection which may hamper their independent and objective judgments."

     (x) The following new article shall be added as Article 97(A) of the Articles immediately after Article 97:

               "Provision of guarantee by the Company for the benefits of any other person: (1) must complies with and satisfies these articles of association, all applicable laws and regulations and/or other rules or requirements that may be promulgated by relevant authorities from time to time; and (2) requires approvals by the audit committee of the board of directors, more than two-thirds of the board of directors and the shareholders' general meeting."

     (xi) ARTICLE 104 of the Articles shall be amended by adding the following new paragraph as the second paragraph of Article 104:

               "A resolution of the board of directors shall be decided on a show of hands."

     (xii) The following new articles shall be added as ARTICLES 106(A) to 106(G) of the Articles immediately after Article 106:

           "106(A) At least one-third and not less than three of the members of the board of directors shall be independent directors, at least one of whom must be an accounting professional. Independent directors shall carry out duties faithfully, safeguard the interests of the Company as well as pay close attention to the protection of the legal rights and interests of the public shareholders from detriment.

                   Independent directors shall carry out duties independently and shall not be influenced by: (1) any substantial shareholder or actual controlling person of the Company; or
                   (2) any interested entity or individual of the Company or any of its substantial shareholders or actual controlling persons.

          106(B) Except relevant laws and regulations provide otherwise, the board of directors, supervisory committee or shareholder(s) individually or jointly holding more than 1% of the outstanding shares of the Company may nominate candidates for election at a shareholders' general meeting as independent directors.

          106(C) Any material connected transaction of the Company and the retaining or dismissal of an accounting firm shall not be submitted for consideration by the board of directors unless it is approved by more than half of the independent directors. Consent of more than half of the independent directors is required for: (1) any request by the independent directors to the board of directors to convene an extraordinary shareholders' general meeting or a board meeting; or (2) public solicitation for proxies from shareholders prior to a shareholders' general meeting. With the consent of all independent directors, the independent directors may retain outside auditors or consultants for audit or consultation with respect to any specific matters of the Company. The Company shall bear the related expenses.

          106(D) The independent directors shall: (1) attend the meetings of the board of directors as scheduled; (2) familiarize themselves with the business operations of the Company; and
                   (3) make voluntary inquiries and gather the information and materials required for making decisions. The independent directors shall submit to the shareholders' annual general meetings annual reports of all independent directors which should discuss the performance by the independent directors of their duties.

          106(E) The Company shall establish work procedures of independent directors. The secretary of the board of directors shall cooperate with independent directors with respect to the performance of their duties. The Company shall: (1) ensure that the independent directors enjoy the same right of access to information as other directors; (2) furnish the independent directors with relevant materials and information in a timely manner; (3) make available information relating to the operations of the Company periodically; and (4) arrange on-site visits for the independent directors, if necessary.

          106(F) The term of office of the independent directors shall be the same as that of other directors. Subject to all applicable laws and regulations, at the expiry of an independent director's term, the term is renewable upon re-election. Any independent director shall not be dismissed without due cause prior to the expiration of his/her term of office. The Company shall disclose as a special discloseable matter any dismissal prior to expiration of term.

          106(G) An independent director may resign before his/her term of office expires. An independent director shall submit to the board of directors his/her letter of resignation, in which he/she shall explain any issue that is related to his/her resignation or warrants attention of shareholders and creditors of the Company.

                   If resignation of any independent director results in the number of independent directors or directors being less than the minimum number prescribed by law or these articles of association, the independent director shall carry out duties in accordance with the laws, regulations and these articles of association until election of a successor independent director. The board of director shall convene a shareholders' general meeting within two months for the election of the successor independent director. A resigning independent director may cease to carry out duties in the case of failure by the board of directors to convene the shareholders' general meeting within the time limit."

     (xiii) ARTICLE 108 of the Articles shall be amended by adding the following new item as item (4) of the first paragraph of Article 108:

              "(4) The Company shall have a department of investor relations that is specially responsible for strengthening the communications with shareholders, especially public shareholders. The secretary of the board of directors shall be in charge of the department of investor relations."

     (xiv) ARTICLE 119 of the Articles shall be amended by adding the following new paragraph as the second paragraph of Article 119:

                   "A person convening a meeting shall notify all supervisors in writing 10 days prior to the meeting. A notice of meeting shall specify:

                   (1)  the date and the place of the meeting;

                   (2)  the length of the meeting;

                   (3)  the matters and topics to be discussed; and

                   (4)  the date of the notice."

     (xv) ARTICLE 121 of the Articles shall be amended by adding the following two new paragraphs as the first and the second paragraphs, respectively, of Article 121:

                   "Meetings of the supervisory committee shall be held only when more than half of the supervisors are present.

                   A resolution of the supervisory committee shall be decided on a show of hands. Each supervisor shall have one vote.", and

     THAT the Board be authorised to attend to such procedures for any approval, endorsement, filing and/or registration in relation to such amendments to the Articles as may be required from any relevant authority(ies), and to do such things and acts as are necessary or expedient to effect, for the purpose of or otherwise in connection with such amendments." (Note 3)




                                          By order of the Board
                                          (CHINESE CHARACTERS)
                                         CHINA EASTERN AIRLINES
                                           CORPORATION LIMITED
                                               LUO ZHUPING
                                     Director and Company Secretary

The Company's directors, as at the date hereof, are:

Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)


Shanghai, the PRC
13th May, 2005

Notes:

1.   THE COMPANY'S PROFIT DISTRIBUTION PROPOSAL FOR THE YEAR 2004

     The Board did not recommend payment of any interim dividend for the six months ended 30th June, 2004.

     As at 31st December, 2004, based on the financial statements prepared in accordance with PRC Accounting Standards and Regulations, the Company's retained distributable profit was RMB443,488,200. Having considered the Company's expected cashflow position in 2005, subject to shareholders' approval being obtained at the AGM, the Board recommended distribution of retained distributable profit of the Company to its shareholders in the form of a final dividend of RMB0.02 per share (including tax) in cash, totaling RMB97,339,000 (based on the Company's total issued share capital comprising 4,866,950,000 shares as at 31st December, 2004, and excluding expenses incurred in the distribution). Shareholders of the Company's H shares and American depositary shares, or ADSs, will receive an equivalent amount of the final dividend, converted into relevant currencies based on the average foreign exchange rate within the five business days after the AGM as published by the People's Bank of China.

2. PROPOSED APPOINTMENT OF MR. LUO CHAOGENG (CHINESE CHARACTERS) AS A DIRECTOR OF THE COMPANY

     Mr. Luo Chaogeng (CHINESE CHARACTERS) aged 55, is currently the President and a deputy party secretary of the Company. Mr. Luo joined the civil aviation industry in 1970 and worked for the Civil Aviation Lanzhou Bureau as a flight mechanic of the aviation instructing team from August 1970 to August 1972. From August 1972 to March 1989, Mr. Luo was a flight mechanic and a deputy instructor of the Civil Aviation 8th Fleet. From March 1989 to August 1994, Mr. Luo was a deputy political commissar, political commissar and a party secretary of the Xi'an fleet of China Northwest Airlines. He was the party secretary of China Northwest Airlines aircraft repair factory from August 1994 to October 1996. Mr. Luo was a party secretary and deputy general manager of China Northwest Airlines aircraft repair base from October 1996 to March 1997 and a deputy director of the Civil Aviation Northwest Bureau from March 1997 to December 2000. Mr. Luo was a general manager of Yunnan Airlines Company and was also the Head and a deputy party secretary of the Civil Aviation Yunnan Bureau from December 2000 to November 2001. Mr. Luo was the general manager and a deputy party secretary of Yunnan Airlines Company from November 2001 to September 2004. Mr. Luo was a member of the party committee and deputy general manager of China Eastern Air Holding Company and was a general manager of China Eastern Airlines Yunnan Co., Ltd. from September 2002 to September 2004. Since September 2004, Mr. Luo has been a member of the party committee and a deputy general manager of China Eastern Air Holding Company, and the President and a deputy party secretary of the Company. Mr. Luo studied in the post-graduate economic management class for leaders of Shan'xi Province held by the Central Party College from September 1998 to June 2001. He holds the title of First Class Flight Mechanic.

     Save as described above or herein, Mr. Luo was not a director of any listed public company other than the Company in the last three years; he does not hold any position with other members of the Company's group save for being a director and the Chairman of China Cargo Airlines Co., Ltd. (a subsidiary of the Company); he does not have any relationship with any other directors, supervisors, senior management or substantial or controlling shareholder(s) of the Company; and he does not have any interest in the shares of the Company within the meaning of Part XV of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

     The appointment of Mr. Luo, subject to approval from the Company's shareholders at the AGM, will commence at the conclusion of the AGM, expiring at the conclusion of the Company's 2006 annual general meeting as currently expected. His annual emoluments will be determined after his appointment becomes effective.

     Save as disclosed herein, there are no other matters regarding Mr. Luo Chaogeng that in the Company's opinion is required to be brought to the attention of its shareholders.

3.   PROPOSED AMENDMENTS TO THE ARTICLES

     The proposed amendments to the Articles are made in compliance with the relevant laws and regulations prescribed by the China Securities Regulatory Commission, stipulating provisions mandatory or recommended for inclusion in articles of association of PRC listed companies.

4.   PERSONS ENTITLED TO ATTEND THE AGM

     Persons who hold A shares or H shares of the Company and are registered as holders of the Company's A shares or H shares on the register of members maintained by China Securities Depository and Clearing Corporation Limited, Shanghai Branch and Hong Kong Registrars Limited, respectively, at the close of business on Monday, 30th May, 2005 will be entitled to attend the AGM upon completion of the necessary registration procedures.

5.   REGISTRATION PROCEDURES FOR ATTENDING THE AGM

     (1) Holders of the Company's domestic shares shall deposit documents of certification of their shares and their authorised representatives' documents of identity with the

          Company at its place of business located at 2550 Hongqiao Road, Shanghai, the PRC (for the attention of the Secretary Office of the Board of Directors) on or before Friday, 10th June, 2005. In case such holders are represented by authorised representatives, they shall also deliver their powers of attorney and copies of the attorney's documents of identity to the above place of business of the Company.

     (2) Holders of the Company's H shares shall deliver their written replies for attending the AGM, copies of transfers or copies of their share certificates or copies of receipts of share transfers, together with copies of their identity cards or other documents of identity, to the Company at its place of business stated above on or before Friday, 10th June, 2005. If proxies are appointed by shareholders to attend the AGM, they shall, in addition to the aforementioned documents, deliver the proxy forms and copies of their identity cards or other documents of identity to the above place of business of the Company.

     (3) Shareholders can deliver the necessary documents for registration to the Company in the following manner: in person, by post or by facsimile. Upon receipt of such documents, the Company will complete the registration procedures for attending the AGM and will despatch to shareholders voting forms by post or by facsimile. Shareholders may present the voting forms when attending the AGM as evidence of eligibility to attend the meeting.

6.   APPOINTING PROXIES

     (1) Shareholders who have the right to attend and vote at the AGM are entitled to appoint in writing one or more proxies (whether a member of the Company or not) to attend and vote at the meeting on their behalf.

     (2) The instrument appointing a proxy must be duly authorised in writing by the appointer or his attorney. If that instrument is signed by an attorney of the appointer, the power of attorney authorising that attorney to sign (or other documents of authorisation) must be notarially certified. For the Company's domestic shareholders, the notarially certified power of attorney or other documents of authorisation and proxy forms must be delivered to the registrar of the Company not less than 24 hours before the time scheduled for the holding of the AGM before such documents would be considered valid. For the Company's H shareholders, the aforementioned documents must also be delivered to Hong Kong Registrars Limited, the Company's H share registrar, within the same time limit in order for such documents to be valid.

     (3) If more than one proxy has been appointed by any shareholder of the Company, such proxies shall not vote at the same time.

7.   DURATION OF THE AGM

     The AGM is expected to last for half a day. Shareholders or their proxies attending the AGM shall be responsible for their own accommodation and travel expenses.

8.   PROCEDURE TO OTHERWISE DEMAND A POLL

     As disclosed in the Announcement, China Eastern Air Holding Company and its associate(s), if any, will abstain from voting on the ordinary resolutions numbered 8 to 15 set out above, which will be taken on a poll as required under the Listing Rules.

     Pursuant to Articles 73 to 75 of the Articles, a poll may (before or after any vote by show of hands) otherwise generally be demanded:

     (i)   by the chairman of the meeting;

     (ii) by at least two shareholders entitled to vote present in person or by proxy; and

     (iii) by one or more shareholders present in person or by proxy and representing 10% or more of all shares carrying the right to vote at the meeting.

     The demand for a poll may be withdrawn by the person who makes such demand.

     A poll demanded on the election of the chairman of the meeting, or on a question of adjournment of the meeting, shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs, and any business other than that upon which a poll has been demanded may be proceeded with, pending the taking of the poll. The result of the poll shall be deemed to be a resolution of the meeting at which the poll was demanded.

     On a poll taken at the meeting, a shareholder (including proxy) entitled to two or more votes need not cast all his or her votes in the same way.

9.   CLOSURE OF BOOKS

     The H share register of members of the Company will be closed from Tuesday, 31st May, 2005 to Wednesday, 29th June, 2005, both days inclusive, during which period no transfer of the Company's H shares will be effected. Where applicable, shareholders of the Company's H shares intending to attend the AGM are therefore required to lodge their respective instrument(s) of transfer and the relevant share certificate(s) to the Company's H share registrar, Hong Kong Registrars Limited, by 4:00 p.m. on Monday, 30th May, 2005.

     The address and contact details of Hong Kong Registrars Limited are as follows:

     Hong Kong Registrars Limited
     Rooms 1712-1716, 17th Floor, Hopewell Centre
     183 Queen's Road East
     Wanchai
     Hong Kong

Telephone:  +852 2862 8628
Fax:        +852 2865 0990